Exhibit 99.1

Reynolds American Inc.

P.O. Box 2990

Winston-Salem, NC 27102-2990

Contact:	Investor Relations: Morris Moore (336) 741-3116	Media: Jane Seccombe (336) 741-5068	RAI 2012-08

RAI demonstrates underlying strength

and resilience in challenging 1Q12;

Company reaffirms full-year growth projections

WINSTON-SALEM, N.C. – April. 24, 2012

First Quarter 2012 – At a Glance

•    Adjusted EPS: First quarter at $0.63, down 1.6 percent from prior-year quarter

•    Excludes pre-tax restructuring charge of $149 million, and 2011 special items*

•    Reported EPS: First quarter at $0.47, down 27.7 percent

•    RAI completes comprehensive business analysis

•    RAI reaffirms 2012 guidance: Adjusted EPS range of $2.91 to $3.01

•    Excludes restructuring charge

•    RJR Tobacco increases adjusted operating margin

•    Camel and Pall Mall combined share up 0.1 pts. at 16.9 percent

•    American Snuff delivers volume and share gains

•    Grizzly share up 2.2 pts. at 28.7 percent

•    Santa Fe drives share and earnings higher

•    Natural American Spirit share up 0.2 pts. at 1.1 percent

*  Special items are detailed in Schedule 2 and include 2011 implementation costs and tax items.

All references in this release to “reported” numbers refer to GAAP measurements; all “adjusted” numbers are non-GAAP, as defined in schedules 2 and 3 of this release, which reconcile reported to adjusted results.

Reynolds American Inc. (NYSE: RAI) today announced first-quarter 2012 adjusted EPS of $0.63, down 1.6 percent from the prior-year quarter as higher pricing and productivity improvements were offset by cigarette volume declines. Adjusted results exclude a charge of $0.16 per share for a restructuring charge related to the completion of the comprehensive business analysis. First-quarter reported EPS was $0.47, down 27.7 percent, driven by the restructuring charge.

RAI reaffirmed adjusted EPS guidance for 2012 in the range of $2.91 to $3.01, up 3.6 percent to 7.1 percent. This guidance excludes the restructuring charge.

First Quarter 2012 Financial Results – Highlights (unaudited) (all dollars in millions, except per-share amounts; for reconciliations, including GAAP to non-GAAP, see schedules 2 and 3)
	For the Three Months Ended Mar. 31
	2012	2011	% Change
Net sales	$1,933	$1,991	(2.9)%

Operating income
Reported (GAAP)	$486	$623	(22.0)%
Adjusted (Non-GAAP)	636	635	0.2%

Net income
Reported (GAAP)	$270	$381	(29.1)%
Adjusted (Non-GAAP)	364	372	(2.2)%

Net income per diluted share
Reported (GAAP)	$0.47	$0.65	(27.7)%
Adjusted (Non-GAAP)	0.63	0.64	(1.6)%

MANAGEMENT’S PERSPECTIVE

Overview

“RAI and its operating companies demonstrated underlying strength and resilience in a challenging first quarter, and we remain on track to deliver full-year adjusted EPS growth in the mid- to high-single digits,” said Daniel M. Delen, president and chief executive officer. “Our operating companies continue to focus on balancing market share and profitability, and their broad range of tobacco products at different price points offers a distinct advantage in this highly competitive environment.”

First-quarter highlights include:

•	Improved premium mix and adjusted operating margin at RJR Tobacco;

•	Higher moist-snuff volume and share at American Snuff; and

•	Earnings and share growth at Santa Fe.

During the first quarter, the company conducted a comprehensive review of key programs and activities at RAI, RAI Services Company and most departments within R.J. Reynolds. This analysis resulted in cost savings and a reallocation of resources to areas of the businesses that offer the best potential for growth.

“Our industry is transforming and we intend to maintain our growth momentum,” Delen said. “Despite the intense competitive environment in the first quarter, we have the financial resources and employees aligned behind the right programs and processes. This gives our operating companies the flexibility to move quickly to take advantage of marketplace opportunities as they present themselves, while allowing them to further develop product innovations and strong brands as platforms for long-term growth.”

RJR Tobacco

RJR Tobacco’s first-quarter adjusted operating income declined by 0.3 percent from the prior-year quarter, to $516 million, with combined growth-brand gains and higher pricing offset by cigarette volume declines. Adjusted results exclude a restructuring charge of $138 million.

The company’s first-quarter adjusted operating margin increased 1.2 percentage points to 31.6 percent on the strength of improved premium mix, higher pricing and productivity improvements.

RJR Tobacco’s first-quarter cigarette shipment volume declined 5.8 percent from the prior-year quarter, compared with the industry volume decline of 4.0 percent. The company’s shipment volume was negatively impacted by high levels of competitive promotional activities in the quarter, and by lower wholesale inventory levels.

RJR Tobacco’s first-quarter cigarette market share was 26.8 percent, down 1.2 percentage points from the prior-year quarter. The decline was driven by losses on the company’s non-growth value brands.

RJR Tobacco’s growth brands, Camel and Pall Mall, gained a combined 0.1 share point over the prior-year quarter, to 16.9 percent.

Camel delivered solid performance in the first quarter, with volume growth of 4.4 percent. The brand’s market share increased 0.1 percentage points, to 8.4 percent.

Camel’s position in the premium menthol cigarette market continued to build momentum in the first quarter, benefitting from the expansion of Camel Crush’s second style — Camel Crush Bold. Camel’s menthol styles, which use R.J. Reynolds’ innovative capsule technology, increased their market share by 0.6 percentage points from the prior-year quarter, to 2.7 percent.

Camel SNUS, the best-selling brand of snus in the U.S., continued to make good progress in the growing snus category. Camel SNUS is broadening the brand’s appeal with this month’s expansion of its Mint offering to select retail outlets. Camel SNUS Mint, which has performed very well in its initial Minneapolis / St. Paul market since its introduction in the first quarter of 2011, offers adult tobacco consumers spit-free and smoke-free convenience in a traditional mint style.

“As trends in tobacco use change, Camel is transforming by offering adult tobacco consumers innovative smoke-free tobacco products such as Camel SNUS Mint, giving them the freedom to enjoy tobacco on their own terms,” Delen said.

Pall Mall, the nation’s best-selling value brand, delivered stable market share performance compared with the prior-year quarter, at 8.5 percent, while volume declined 5.2 percent.

Pall Mall’s “longer-lasting” proposition and its affordable price continue to attract interest from value-conscious adult tobacco consumers. RJR Tobacco is focused on building Pall Mall, while balancing the brand’s share and profit growth amid significant competition from other value brands, as well as value-priced line extensions on competitive premium brands that sell at or below Pall Mall’s price.

American Snuff

American Snuff’s first-quarter operating income was $84 million, down 3.8 percent from the adjusted prior-year quarter. This comparison reflects an operating-income contribution of approximately $5 million from Lane, Limited in the prior-year quarter before that company was sold at the end of February 2011. Adjusted prior-year results exclude $2 million in implementation costs.

The company’s first-quarter operating margin increased 0.7 percentage points from the adjusted prior-year quarter, to 53.2 percent.

“I’m pleased to report that American Snuff’s underlying performance was strong in the first quarter, driven by robust growth in its flagship Grizzly brand despite the highly competitive market environment,” Delen said.

American Snuff’s growth in first-quarter moist-snuff volume again outpaced the industry, increasing 7.6 percent from the prior-year quarter. This compares to growth in industry moist-snuff shipments of about 5 percent.

Beginning this year, the company has moved to Information Resources Inc./Capstone for moist-snuff market share data. Management believes that this measure will better reflect actual retail share performance. The company’s first-quarter moist-snuff market share increased 1.9 percentage points from the prior-year quarter, to 32.2 percent.

Driving this growth was the continued success of the Grizzly brand, which increased first-quarter shipment volume by 9.4 percent. The brand’s first-quarter market share increased 2.2 percentage points, to 28.7 percent.

Grizzly continued to build momentum from the investment in new retail contracts that were introduced in the first quarter last year, as well as from the expertise of R.J. Reynolds’ larger field-trade marketing organization, which now serves American Snuff. “These changes have strengthened Grizzly’s product distribution and retail presence, and enable Grizzly to better compete at retail,” Delen said.

Grizzly, the best-selling moist-snuff brand in the U.S., is transforming its offerings in the growing Natural segment, with the recent introduction of new packaging that conveys the premium quality and value of the brand’s five Premium Natural styles. “The Natural style represents 30 percent of the moist-snuff market, and offers good growth opportunity for Grizzly,” Delen said.

Santa Fe

Santa Fe increased operating income by 6.3 percent from the adjusted prior-year quarter, to $45 million, driven by volume and pricing gains in the company’s powerful Natural American Spirit brand.

The company’s first-quarter operating margin was down 1.0 percentage points from the adjusted prior-year quarter, at 45.0 percent.

Santa Fe delivered modest volume growth in the quarter, as shipment volumes were negatively impacted by the company’s shift to a more efficient integrated supply chain. This change resulted in a reduction of the company’s inventory levels in the quarter.

However, on a consumer off-take basis, Natural American Spirit continued to deliver strong growth with first-quarter market share gaining 0.2 percentage points from the prior-year quarter, to 1.1 percent.

“Natural American Spirit continues to lead the way in the super-premium cigarette category,” Delen said. “Driving this success is an intensely loyal franchise, and a unique product and brand appeal.”

FINANCIAL UPDATE

“Reynolds American delivered solid results in a challenging environment,” said Thomas R. Adams, RAI’s chief financial officer. “We remain confident in our companies’ key brands and business strategies, and are maintaining RAI’s adjusted EPS guidance of $2.91 to $3.01, excluding the charge for restructuring.”

Reynolds American’s first-quarter adjusted EPS was $0.63, down $0.01 from the prior-year quarter as cigarette volume declines offset higher pricing and productivity gains. This comparison was also negatively impacted by the sale of Lane, as well as favorable tax items, in the prior-year quarter. Adjusted results exclude a charge of $0.16 per share related to the restructuring charge.

On a reported basis, first-quarter EPS was $0.47, down 27.7 percent from the prior-year quarter.

However, RAI’s first-quarter adjusted operating margin saw solid growth, up 1.0 percentage points from the prior-year quarter, at 32.9 percent.

RAI borrowed $750 million on April 11 under its previously announced term loan agreement. “The company continues to maintain a strong balance sheet and conservative debt levels at very attractive interest rates,” Adams said.

Reynolds American ended the quarter with $2.4 billion in cash balances. In mid-April, R.J. Reynolds made its Master Settlement Agreement payment of $1.9 billion, which included $469 million in disputed funds for the 2009 NPM Adjustment. The company now has a total of $3.4 billion in dispute related to the NPM Adjustments for years 2003 through 2009. Arbitration proceedings are under way to resolve the dispute over the 2003 NPM Adjustment of $615 million.

As part of RAI’s $2.5 billion share repurchase program initiated late last year, the company repurchased 6.3 million shares for $261 million in the first quarter, bringing total repurchases to date to 13.1 million shares for $537 million.

CONFERENCE CALL WEBCAST TODAY

Reynolds American will webcast a conference call to discuss first-quarter 2012 results at 9:00 a.m. Eastern Time on Tuesday, April 24, 2012. The call will be available live online on a listen-only basis. To register for the call, please go to http://www.reynoldsamerican.com/events.cfm. A replay of the call will be available on the site. Investors, analysts and members of the news media can also listen to the live call by phone, by dialing (877) 390-5533 (toll free) or (678) 894-3969 (international). Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Jane Seccombe at (336) 741-5068.

WEB DISCLOSURE

RAI’s website, www.reynoldsamerican.com, is the primary source of publicly disclosed news about RAI and its operating companies. We use the website as our primary means of distributing quarterly earnings and other company news. We encourage investors and others to register at www.reynoldsamerican.com to receive alerts when news about the company has been posted.

RISK FACTORS

Statements included in this news release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements regarding future events or the future performance or results of RAI and its subsidiaries inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

These risks and uncertainties include:

•	the substantial and increasing taxation and regulation of tobacco products, including the regulation of tobacco products by the FDA;

•	the possibility that the FDA will issue a regulation prohibiting menthol as a flavor in cigarettes or prohibit mint or wintergreen as a flavor in smokeless tobacco products;

•

decreased sales resulting from the future issuance of “corrective communications” required by the order in the U.S. Department of Justice case on five subjects, including smoking and health, and addiction;

•

various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of tobacco products that are pending or may be instituted against RAI or its subsidiaries;

•	the potential difficulty of obtaining bonds as a result of litigation outcomes and the challenges to the Florida bond statute applicable to the Engle Progeny cases;

•	the possibility of being required to pay various adverse judgments in the Engle Progeny and/or other litigation;

•

the substantial payment obligations with respect to cigarette sales, and the substantial limitations on the advertising and marketing of cigarettes (and of R.J. Reynolds’ smoke-free tobacco products) under the State Settlement Agreements;

•	the continuing decline in volume in the U.S. cigarette industry and RAI’s dependence on the U.S. cigarette industry;

•	concentration of a material amount of sales with a single customer or distributor;

•	competition from other manufacturers, including industry consolidations or any new entrants in the marketplace;

•	increased promotional activities by competitors, including manufacturers of deep-discount cigarette brands;

•	the success or failure of new product innovations and acquisitions;

•	the responsiveness of both the trade and consumers to new products, marketing strategies and promotional programs;

•	the ability to achieve efficiencies in the businesses of RAI’s operating companies without negatively affecting financial or operating results;

•	the reliance on a limited number of suppliers for certain raw materials;

•	the cost of tobacco leaf, and other raw materials and other commodities used in products;

•	the effect of market conditions on interest-rate risk, foreign currency exchange-rate risk and the return on corporate cash;

•	changes in the financial position or strength of lenders participating in RAI’s credit facility;

•	the impairment of goodwill and other intangible assets, including trademarks;

•

the effect of market conditions on the performance of pension assets or any adverse effects of any new legislation or regulations changing pension expense accounting or required pension funding levels;

•	the substantial amount of RAI debt;

•	the credit rating of RAI and its securities;

•	any restrictive covenants imposed under RAI’s debt agreements;

•	the possibility of natural or man-made disasters or other disruptions that may adversely affect manufacturing or other operations and other facilities;

•	the significant ownership interest of Brown & Williamson Holdings, Inc. (B&W), RAI’s largest shareholder, in RAI and the rights of B&W under the governance agreement between the companies;

•	the expiration of the standstill provisions of the governance agreement on July 30, 2014;

•	a termination of the governance agreement or certain provisions of it in accordance with its terms, including the limitations on B&W’s representation on RAI’s board and its board committees; and

•	RAI’s shareholder rights plan not applying to British American Tobacco p.l.c. (BAT) except in limited circumstances.

Due to these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT US

Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; American Snuff Company, LLC; Santa Fe Natural Tobacco Company, Inc.; and Niconovum AB.

•

R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. The company’s brands include many of the best-selling cigarettes in the U.S.: Camel, Pall Mall, Winston, Kool, Doral and Salem.

•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Grizzly and Kodiak.

•	Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other additive-free tobacco products.

•	Niconovum AB markets innovative nicotine replacement therapy products in Sweden under the Zonnic brand name.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.reynoldsamerican.com.

(financial and volume schedules follow)

Schedule 1

REYNOLDS AMERICAN INC.

Condensed Consolidated Statements of Income - GAAP

(Dollars in Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2012	2011 (1)
Net sales, external	$1,856	$1,887
Net sales, related party	77	104

Net sales	1,933	1,991
Cost of products sold	994	1,035
Selling, general and administrative expenses	298	327
Amortization expense	6	6
Restructuring charge	149	—

Operating income	486	623
Interest and debt expense	56	55
Interest income	(2)	(3)
Other expense, net	3	—

Income from continuing operations before income taxes	429	571
Provision for income taxes	159	190

Net income	$270	$381

Basic net income per share	$0.47	$0.65

Diluted net income per share	$0.47	$0.65

Basic weighted average shares, in thousands	574,456	583,003

Diluted weighted average shares, in thousands	577,539	585,647

Segment data:
Net sales:
R.J. Reynolds (2)	$1,631	$1,700
American Snuff	158	167
Santa Fe	100	92
All Other	44	32

	$1,933	$1,991

Operating income:
R.J. Reynolds (2)	$377	$509
American Snuff	84	86
Santa Fe	45	41
All Other	8	1
Corporate	(28)	(14)

	$486	$623

Supplemental information:
Excise tax expense	$923	$974
Master Settlement Agreement and other state settlement expense	$557	$575
Federal tobacco buyout expense	$56	$60
FDA fees	$30	$30

(1)	Prior year amounts have been adjusted to reflect the change in method of recognizing actuarial gains and losses for pension and postretirement benefits.
(2)	Includes results of super premium brands, including DUNHILL and STATE EXPRESS 555 transferred January 1, 2012, into R.J. Reynolds from Santa Fe.

Schedule 2

REYNOLDS AMERICAN INC.

Reconciliation of GAAP to Adjusted Results

(Dollars in Millions)

(Unaudited)

RAI management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics. “Adjusted” (non-GAAP) results are not, and should not be viewed as, substitutes for “reported” (GAAP) results.

	Three Months Ended March 31,
	2012			2011
	Operating	Net	Diluted	Operating	Net	Diluted
	Income	Income	EPS	Income	Income	EPS

GAAP results	$486	$270	$0.47	$623	$381	$0.65
The GAAP results include the following:
Restructuring charge	149	93	0.16	—	—	—
Engle progeny cases	1	1	—	—	—	—
Implementation costs included in cost of products sold and selling, general and administrative expenses	—	—	—	12	7	0.01
Tax items	—	—	—	—	(16)	(0.02)

Total adjustments	150	94	0.16	12	(9)	(0.01)

Adjusted results	$636	$364	$0.63	$635	$372	$0.64

Condensed Consolidated Balance Sheets

(Dollars in Millions)

(Unaudited)

	March 31,	Dec. 31,
	2012	2011
Assets
Cash and cash equivalents	$2,396	$1,956
Other current assets	2,338	2,351
Trademarks and other intangible assets, net	2,598	2,602
Goodwill	8,010	8,010
Other noncurrent assets	1,330	1,335

	$16,672	$16,254

Liabilities and shareholders’ equity
Tobacco settlement accruals	$3,095	$2,530
Other current liabilities	1,805	1,746
Long-term debt (less current maturities)	3,200	3,206
Deferred income taxes, net	586	511
Long-term retirement benefits (less current portion)	1,658	1,759
Other noncurrent liabilities	300	251
Shareholders’ equity	6,028	6,251

	$16,672	$16,254

Schedule 3

REYNOLDS AMERICAN INC.

Reconciliation of GAAP to Adjusted Operating Income by Segment

The R.J. Reynolds segment consists of the primary operations of R.J. Reynolds Tobacco Company, the second-largest tobacco company in the United States and which also manages a contract manufacturing business.

The American Snuff segment consists of the primary operations of American Snuff Company, LLC, the second-largest smokeless tobacco products manufacturer in the United States, and Lane, Limited until its sale on February 28, 2011.

The Santa Fe segment consists of the primary operations of Santa Fe Natural Tobacco Company, Inc., which manufactures Natural American Spirit cigarettes and other additive-free tobacco products.

Management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics.

	Three Months Ended March 31,
	2012			2011
	R.J. Reynolds	American Snuff	Santa Fe	R.J. Reynolds	American Snuff	Santa Fe

GAAP operating income	$377	$84	$45	$509	$86	$41

The GAAP results include the following:
Restructuring charge (1)	138	—	—	—	—	—
Engle progeny cases	1	—	—	—	—	—
Implementation costs included in cost of products sold and selling, general and administrative expenses (2)	—	—	—	8	2	1

Total adjustments	139	—	—	8	2	1

Adjusted operating income	$516	$84	$45	$517	$88	$42

(1)	For the three months ended March 31, 2012, RAI and its operating companies recorded aggregate restructuring charges of $149 million, including $11 million in corporate costs.
(2)	For the three months ended March 31, 2011, RAI and its operating companies recorded aggregate implementation costs of $12 million, including $1 million in corporate costs.

Schedule 4

R.J. REYNOLDS CIGARETTE VOLUMES AND SHARE OF MARKET

VOLUME (in billions):

	Three Months Ended March 31,		Change
	2012	2011	Units	%
Camel	5.1	4.9	0.2	4.4%
Pall Mall	4.9	5.2	(0.3)	-5.2%

Total growth brands	10.0	10.0	(0.1)	-0.5%

Other	6.3	7.2	(0.9)	-13.0%

Total R.J. Reynolds domestic	16.3	17.3	(1.0)	-5.8%
Total R.J. Reynolds exc P/L	16.2	17.2	(1.0)	-5.6%

Total premium	9.5	9.7	(0.1)	-1.4%
Total value	6.7	7.6	(0.8)	-11.0%
Premium/total mix	58.5%	56.0%	2.5

Industry	66.8	69.6	(2.8)	-4.0%
Premium	47.4	49.0	(1.6)	-3.2%
Value	19.4	20.6	(1.2)	-5.7%
Premium/total mix	70.9%	70.4%	0.5

RETAIL SHARE OF MARKET:

	Three Months Ended
	March 31,
	2012	2011	Change
Camel	8.4%	8.3%	0.1
Pall Mall	8.5%	8.5%	—

Total growth brands	16.9%	16.9%	0.1

Other	9.9%	11.1%	(1.2)

Total R.J. Reynolds domestic	26.8%	28.0%	(1.2)
Total R.J. Reynolds exc P/L	26.7%	27.9%	(1.1)

Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.

R.J. Reynolds’ other brands include Winston, Doral, Kool, Salem, Misty and Capri.

Industry volume data based on information from Management Science Associates, Inc.

Retail shares of market are as reported by Information Resources Inc./Capstone.

Schedule 5

AMERICAN SNUFF MOIST-SNUFF VOLUMES AND RETAIL SHARE OF MARKET

VOLUME (in millions of cans):

	Three Months Ended March 31,		Change
	2012	2011	Units	%

Grizzly	93.0	85.0	8.0	9.4%
Other	11.5	12.0	(0.6)	-4.9%

Total moist snuff cans	104.4	97.0	7.4	7.6%

RETAIL SHARE OF MARKET:

	Three Months Ended March 31,
	2012	2011	Change

Grizzly	28.7%	26.5%	2.2
Other	3.5%	3.8%	(0.3)

Total retail share of market	32.2%	30.3%	1.9

Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.

Retail share of market for moist snuff based on Information Resources Inc./Capstone.

Schedule 6

SANTA FE VOLUMES AND RETAIL SHARE OF MARKET

VOLUME (in billions):

	Three Months Ended March 31,		Change
	2012	2011	Units	%

Natural American Spirit	0.6	0.6	0.0	0.4%

RETAIL SHARE OF MARKET:

	Three Months Ended
	March 31,
	2012	2011	Change

Natural American Spirit	1.1%	0.9%	0.2

Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.

Retail shares of market are as reported by Information Resources Inc./Capstone.